Exhibit 99.1

For further information contact:
Ronald Anderson, President and CEO
(610) 644-9400
Release Date:	November 7, 2011
For Immediate Release

MALVERN FEDERAL BANCORP, INC. ANNOUNCES RESULTS FOR THE FOURTH QUARTER OF 2011 AND FISCAL YEAR

Paoli, Pennsylvania – Malvern Federal Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the “mid-tier” holding company for Malvern Federal Savings Bank (the “Bank”), today announced a net loss for the three months ended September 30, 2011 of $1.0 million compared to net loss of $2.2 million for the three months ended September 30, 2010. On a per share basis, the Company is reporting net loss of $0.17 per share for the quarter ended September 30, 2011, compared to net loss of $0.37 per share for the quarter ended September 30, 2010.  Additionally, the Company reported a net loss of $6.1 million, or $1.04 per share, for the fiscal year ended September 30, 2011 compared to net loss of $3.1 million, or $0.53 per share, for the fiscal year ended September 30, 2010.

The provision for loan losses was $1.8 million for the quarter ended September 30, 2011, due primarily to reductions in the collateral values for two construction and development loan relationships and an increase in the general allowance related to second lien position mortgage loans.  This represents a $1.9 million decrease from the $3.7 million provision recorded for the quarter ended September 30, 2010. For the fiscal year ended September 30, 2011, the provision for loan losses was $12.4 million compared to $9.4 million for the fiscal year ended September 30, 2010. At September 30, 2011, the Company’s total non-performing assets and performing troubled debt restructurings totaled $31.6 million compared to $37.2 million at September 30, 2010. The Company’s net charge-offs to the allowance for loan losses amounted to $1.7 million and $10.4 million, respectively, for the three months and the fiscal year ended September 30, 2011. As of September 30, 2011, the balance of the allowance for loan losses was $10.1 million, or 1.97% of gross loans and 78.21% of non-accruing loans, compared to an allowance for loan losses of $8.2 million at September 30, 2010 or 1.48% of gross loans and 41.07% of non-accruing loans at such date.

At September 30, 2011, the Company’s total non-accrual loans amounted to $12.9 million, compared to $18.4 million and $19.9 million at June 30, 2011 and September 30, 2010, respectively. Total non-accruing loans were reduced by $5.5 million on a linked quarter basis due primarily to a $3.9 million reduction in non-accruing commercial real estate loans, primarily reflecting the transfer to other real estate owned (“REO”) of an aggregate of $3.3 million of commercial real estate loans made to one borrower which were secured by properties in the greater Philadelphia market area, as well as the transfer to REO of a $585,000 commercial real estate loan which was  secured by equipment and two parcels of mixed-use real estate located in Franklin County, Pennsylvania. Non-accruing construction and development loans decreased $1.5 million at September 30, 2011 compared to September 30, 2010 due primarily to a partial charge-off in the amount of $800,000 in the Bank’s participation interest in a construction loan for a proposed 198 unit age-restricted condominium community located in Delaware County, Pennsylvania and a partial charge-off in the amount of $400,000 on a participation interest in a construction and development loan for a commercial mixed use project located in Mount Laurel, New Jersey.

The Company’s net interest income for the three months ended September 30, 2011 was $4.8 million, a decrease of $119,000 from the three months ended September 30, 2010. The Company's net interest rate spread of 2.98% and net interest margin of 3.07% for the three months ended September 30, 2011 improved when compared to a net interest rate spread of 2.85% and a net interest margin of 3.01% for the fourth quarter of fiscal 2010.  The Company’s net interest income for the fiscal year ended September 30, 2011 was $19.5 million, essentially the same compared to the fiscal year ended September 30, 2010. However, the Company's net interest rate spread of 2.93% and net interest margin of 3.06% for the fiscal year ended September 30, 2011 improved compared to a net interest rate spread of 2.83% and a net interest margin of 3.01% for the fiscal year ended September 30, 2010.

The Company’s interest and dividend income decreased by $836,000 in the three month period ended September 30, 2011 compared to the three month period ended September 30, 2010.  Interest income earned decreased in the three months ended September 30, 2011 from the prior comparable period in fiscal 2010 due primarily to a decrease in loan demand, a decline in the average balance of loans receivable, and lower average yields on loans in the fiscal 2011 quarter.  During the fourth quarter of fiscal 2011 compared to the fourth quarter of fiscal 2010, the average yield on the Company’s loan portfolio decreased by 19 basis points to 5.23% from 5.42%. The average balance of loans receivable decreased by $47.7 million, or 8.4%, in the fourth quarter of fiscal 2011 compared to the fourth quarter of fiscal 2010, due primarily to a decline in overall loan demand, the continuing uncertainty in our local economy and real estate market, as well as the lending restrictions imposed by the Supervisory Agreement that the Bank entered into with the Office of Thrift Supervision in October 2010. The average yield on investment securities decreased to 1.90% for the three months ended September 30, 2011 from 2.86% for the same period in fiscal 2010, while the average balance of investment securities increased by $45.0 million during the three months ended September 30, 2011 compared to the prior fiscal year period.

The Company’s interest and dividend income decreased by $3.4 million in the fiscal year ended September 30, 2011 compared to the fiscal year ended September 30, 2010.  During fiscal 2011 compared to fiscal 2010, the average yield on the Company’s loan portfolio decreased by 18 basis points to 5.31% from 5.49%.  The average balance of loans receivable decreased by $53.5 million, or 9.2% in fiscal year 2011 compared to fiscal 2010, with such decrease being attributable to the same causes for the loan portfolio reduction in the fourth quarter of fiscal 2011.  Average yields on investment securities decreased to 1.93% for the fiscal year ended September 30, 2011 from 3.03% for fiscal 2010 due to lower overall market interest rates. The average balance of investment securities increased by $44.3 million during the fiscal year ended September 30, 2011 compared to the prior fiscal year.

The Company’s interest expense for the three month period ended September 30, 2011 was $2.4 million, a decrease of $717,000 from the three month period ended September 30, 2010. There was a $495,000 decrease in interest expense on deposits and a $222,000 decrease in interest on FHLB borrowings during the fourth quarter of fiscal 2011 compared to the fourth quarter of fiscal 2010.  The average balance of deposit accounts decreased by $3.5 million, or 0.7%, in the fourth quarter of fiscal 2011 compared to the fourth quarter of fiscal 2010, due primarily to declining balances in certificates of deposits. The average rate paid on deposits decreased to 1.44% for the fourth quarter of fiscal 2011 from 1.79% for the fourth quarter of fiscal 2010. The average rate paid on borrowed funds decreased to 3.53% in the fourth quarter of fiscal 2011 compared to 3.99% in the fourth quarter of fiscal 2010.

The Company’s interest expense for the year ended September 30, 2011 was $10.2 million, a decrease of $3.4 million from the year ended September 30, 2010 due to a $1.6 million decrease in interest expense on deposits and a $1.8 million decrease in interest on FHLB borrowings. The average balance of deposit accounts increased by $27.2 million, or 5.2%, for the year ended September 30, 2011 compared to the same period in fiscal 2010.  The increase in the average balance of deposits in fiscal 2011 was due primarily to a $30.2 million increase in demand and NOW accounts, money market accounts and savings accounts, which was partially offset by a $3.0 million decrease in certificates of deposit during fiscal 2011. The average rate paid on deposits decreased to 1.55% for fiscal 2011 from 1.96% for fiscal 2010 due primarily to certain higher costing certificates of deposit maturing during the fiscal 2011 period. The average rate paid on borrowed funds decreased to 3.50% in fiscal 2011 compared to 4.37% in fiscal 2010, due to the repayment of certain relatively higher-costing long-term FHLB borrowings.

The Company's other, or non-interest, income decreased by $51,000 to $424,000 for the three months ended September 30, 2011 from the comparable prior year period. The decrease was due primarily to a $58,000 decrease in service charges, primarily related to declining checking account related fees and other loan fees, as well as a decrease of $4,000 in the net gain on the sale of real estate owned compared to the September 30, 2010 quarter.

The Company's other, or non-interest, income decreased by $212,000 to $1.7 million for the year ended September 30, 2011 from the comparable prior fiscal year period.  The decrease in other income during fiscal 2011 was due primarily to a $387,000 decrease in service charges and other fees, primarily due to declining checking account related fees, as well as a decline in other loan fees. These items were partially offset by a $165,000 improvement in the net gain/(loss) on the sale of other real estate owned. During fiscal year 2011, we had a net gain of  $23,000 on the sale of real estate owned compared to a $142,000 net loss on the sale of real estate owned in fiscal year 2010.

Other, or non-interest, expense of the Company increased by $224,000 in the quarter ended September 30, 2011 over the comparable prior fiscal year period. The increase in other operating expenses in the fourth quarter of fiscal 2011 compared to the fourth quarter of fiscal 2010 was due primarily to a $41,000 increase in occupancy expense, a $279,000 increase in professional fees, due primarily to the legal costs associated with work out efforts on troubled loans, and a $45,000 increase in REO expense. These increases were partially offset by a $172,000 decrease in federal deposit insurance premiums.  For the fourth quarter of fiscal 2011, the Company had an income tax benefit of $596,000 compared to an income tax benefit of $1.0 million for the fourth quarter of fiscal 2010.  The decreased income tax benefit for the quarter ended September 30, 2011 was primarily due to the decreased before tax loss incurred during the quarter ended September 30, 2011.

Other, or non-interest, expense of the Company increased by $1.5 million for the fiscal year ended September 30, 2011 over fiscal 2010 due primarily to $316,000 in additional occupancy expenses, a $795,000 increase in professional fees, due primarily to the legal costs associated with work out efforts on troubled loans, and a $907,000 increase in REO expense.  The $316,000 increase in occupancy expense was due to the addition of the Concordville branch in mid-September 2010. The increase in REO expense was primarily due to write-downs of REO properties to current market values, as well as recurring maintenance and upkeep expenses related to real estate owned. These increases were partially offset by a $332,000 decrease in data processing costs which was due to the change in the Company’s core processing vendor during the second quarter of fiscal 2010 and a $250,000 reduction in federal deposit insurance premiums. For fiscal 2011, the Company had an income tax benefit of $3.6 million compared to income tax benefit of $1.9 million for fiscal 2010.  The increased income tax benefit was primarily due to increased pre-tax loss at September 30, 2011 compared to September 30, 2010.

The Company’s total assets amounted to $666.6 million at September 30, 2011 compared to $720.5 million at September 30, 2010.  The primary reason for the $53.9 million decrease in assets during fiscal 2011 was a decrease in cash and cash equivalents in the amount of $47.9 million, a $41.3 million decrease in net loans receivable and a $2.0 million decrease in other assets at September 30, 2011 compared to September 30, 2010. Partially offsetting such decreases was a $32.8 million increase in investment securities, a $3.0 million increase in deferred taxes, as well as a $3.0 million increase in REO. The $3.0 million increase in REO at September 30, 2011 compared to September 30, 2010, was due to $12.5 million in additions in REO during fiscal year 2011, which included an aggregate of $4.9 million for 16 single-family residential properties, 16 commercial mixed use properties in the aggregate amount of $6.5 million and one multi-family property in the amount of $1.1 million.  Partially offsetting these additions to REO during fiscal 2011 were $7.0 million of net sales in REO properties, at a net gain of $23,000, and $2.5 million in reductions to REO fair values, which are reflected as REO expense during the fiscal 2011 period.  At September 30, 2011, we had $10.3 million of loans classified as performing troubled debt restructurings (“TDRs”). The Company’s total REO amounted to $8.3 million at September 30, 2011 compared to $5.3 million at September 30, 2010.

Total deposits decreased $42.4 million to $554.5 million at September 30, 2011 compared to September 30, 2010.  At September 30, 2011, total FHLB advances decreased by $6.2 million to $49.1 million compared to $55.3 million at September 30, 2010.

Shareholders’ equity decreased by $5.9 million to $60.3 million at September 30, 2011 compared to $66.2 million at September 30, 2010 primarily due to a decrease in retained earnings.  Retained earnings decreased by $6.2 million to $36.6 million during fiscal 2011 as a result of the $6.1 million net loss and $81,000 in cash dividends paid during the first quarter of fiscal 2011.

Malvern Federal Bancorp, Inc., of Pennsylvania is the “mid-tier” holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as eight other financial centers located throughout Chester and Delaware County, Pennsylvania.

This press release contains certain forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Federal Bancorp, and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN FEDERAL BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA (unaudited)

	At September 30,
	2011	2010
	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$666,568	$720,506
Loans receivable, net	506,019	547,323
Securities held to maturity	3,797	4,716
Securities available for sale	74,389	40,719
FHLB borrowings	49,098	55,334
Deposits	554,455	596,858
Shareholders’ equity	60,284	66,207
Total liabilities	606,284	654,299
Allowance for loan losses	10,101	8,157
Non-accrual loans	12,915	19,861
Non-performing assets	21,235	25,176
Performing troubled debt restructurings	10,340	11,976
Non-performing assets and performing troubled debt restructurings	31,575	37,152

	Three Months Ended September 30,
	2011	2010
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$7,178	$8,014
Total interest expense	2,359	3,076
Net interest income	4,819	4,938
Provision for loan losses	1,750	3,735
Net interest income after provision for loan losses	3,069	1,203
Total other income	424	475
Total other expense	5,122	4,898
Income tax benefit	(596)	(1,017)
Net loss	$(1,033)	$(2,203)
Net loss per share	$(0.17)	$(0.37)
Dividends declared per share	$-	$0.03

	Year Ended September 30,
	2011	2010
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$29,726	$33,148
Total interest expense	10,198	13,641
Net interest income	19,528	19,507
Provision for loan losses	12,392	9,367
Net interest income after provision for loan losses	7,136	10,140
Total other income	1,729	1,941
Total other expense	18,556	17,105
Income tax benefit	(3,579)	(1,895)
Net loss	$(6,112)	$(3,129)
Net loss per share	$(1.04)	$(0.53)
Dividends declared per share	$0.03	$0.12

	Three Months Ended September 30,		Year Ended September 30,
	2011	2010	2011	2010
Selected Financial Ratios and Other Data(1)
Selected Operating Ratios:
Average yield on interest-earning assets	4.60%	4.88%	4.65%	5.11%
Average rate on interest-bearing liabilities	1.62	2.03	1.72	2.28
Average interest rate spread(2)	2.98	2.85	2.93	2.83
Net interest margin(3)	3.07	3.01	3.06	3.01
Total non-interest expense to average assets	3.06	2.82	2.72	2.48
Efficiency ratio(4)	97.69	90.49	87.29	79.75
Return on average assets	(0.62)	(1.27)	(0.90)	(0.45)
Return on average equity	(6.73)	(12.81)	(9.64)	(4.53)

Asset Quality Ratios(5):
Non-accrual loans as a percent of total loans receivable	2.52%	3.60%	2.52%	3.60%
Non-performing assets as a percent of total assets	3.19	3.49	3.19	3.49
Non-performing assets and performing troubled debt restructurings as a percent of total assets	4.74	5.16	4.74	5.16
Allowance for loan losses as a percent of non-accrual loans	78.21	41.07	78.21	41.07

Capital Ratios(5):
Total risk-based capital to risk weighted assets	12.01%	12.85%	12.01%	12.85%
Tier 1 risk based capital to risk weighted assets	10.76	11.83	10.76	11.83
Tangible capital to tangible assets	7.54	8.24	7.54	8.24
Tier 1 leverage (core) capital to adjustable tangible assets	7.54	8.24	7.54	8.24
Shareholders’ equity to total assets	9.04	9.19	9.04	9.19
_______________________________________
(1) Ratios have been annualized where appropriate.
(2) Average interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4) The efficiency ratio represents the ratio of non-interest expense divided by net interest income and total other income.
(5) Asset quality ratios are end of period ratios. Capital ratios are end of period ratios and are at Bank level except for shareholders’ equity to total assets.

The table below sets forth the amounts and categories of loans delinquent more than 30 days but less than 90 days at the dates indicated.

	September 30, 2011	June 30, 2011	September 30, 2010
	(Dollars in thousands)
31-89 Days Delinquent:
Residential mortgage	$759	$878	$1,678
Construction and Development:
Residential and commercial	-	-	-
Commercial:
Commercial real estate	195	3,186	776
Other	22	-	209
Consumer:
Home equity lines of credit	16	-	37
Second mortgages	1,701	1,074	1,608
Other	16	3	3
Total	$2,709	$5,141	$4,311

The table below sets forth our non-performing assets and performing troubled debt restructurings which were in accruing status at the dates indicated.  Loans are generally placed on non-accrual status when they are 90 days or more past due as to principal or interest or when the collection of principal and/or interest becomes doubtful.  There were no loans past due 90 days or more and still accruing interest at September 30, 2011, June 30, 2011 or September 30, 2010.

	September 30, 2011	June 30, 2011	September 30, 2010
	(Dollars in thousands)
Non-accruing loans:
Residential mortgage	$2,866	$2,957	$8,354
Construction and development:
Residential and commercial	5,848	7,389	1,393
Commercial:
Commercial real estate	2,534	6,462	4,476
Multi-family	-	-	1,093
Other	229	229	-
Consumer:
Home equity lines of credit	61	62	457
Second mortgages	1,377	1,344	4,085
Other	-	1	3
Total non-accruing loans	12,915	18,444	19,861
Other real estate owned and other foreclosed assets:
Residential mortgage	3,872	3,418	1,538
Construction and development:
Residential and commercial	-	-	1,085
Commercial:
Commercial real estate	4,414	1,938	2,602
Multi-family	-	728	70
Other	54	54	20
Consumer:
Second mortgages	-	-	-
Total	8,320	6,138	5,315
Total non-performing assets	21,235	24,582	25,176

Performing troubled debt restructurings:
Residential mortgage	1,049	2,610	2,277
Construction and development:
Land loans	1,160	1,163	1,170
Commercial:
Commercial real estate	7,918	7,930	7,742
Multi-family	-	-	612
Other	176	176	175
Consumer:
Home equity lines of credit	37	37	-
Total	10,340	11,916	11,976
Total non-performing assets and performing troubled debt restructurings	$31,575	$36,498	$37,152
Ratios:
Total non-accrual loans as a percent of gross loans	2.52%	3.51%	3.60%
Total non-performing assets as a percent of total assets	3.19%	3.65%	3.49%
Total non-performing assets and performing troubled debt restructurings as a percent of total assets	4.74%	5.42%	5.16%